Amendment No. 1

to

Agreement and Plan of Merger

among

Eos International, Inc.

Eos Acquisition Corp.

and

I.F.S. of New Jersey, Inc.

Dated as of December 10, 2002

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), is dated as of December 10, 2002 and is entered into on December 13, 2002, by and among Eos International, Inc., a Delaware corporation having its principal office at 888 Seventh Avenue, 13th Floor, New York, New York 10106 (“Eos”), Eos Acquisition Corp., a New Jersey corporation wholly-owned by Eos having its principal office at 888 Seventh Avenue, 13th Floor, New York, New York 10106 (“Newco,” and together with Eos, the “Purchasers”) and I.F.S. of New Jersey, Inc., a New Jersey corporation having its principal office at 5100 Park Road, Benicia, California, 94510 (the “Company,” and together with the Purchasers, the “Parties”).

        WHEREAS, the Parties entered into an Agreement and Plan of Merger dated as of December 10, 2002 (the “Merger Agreement”);

        WHEREAS, the Parties desire to amend the terms of the Merger Agreement and to have the Merger Agreement, as amended hereby, continue in full force and effect;

        WHEREAS, Section 8.2 of the Merger Agreement provides that the Parties may amend the Merger Agreement so long as such amendment is set forth in writing and is executed by the Parties;

        WHEREAS, the Merger Agreement contemplates a transaction in which (i) Newco will merge with and into the Company (the “Merger”) pursuant to the Merger Agreement and the Plan of Merger (as defined in Section 1.1 of the Merger Agreement) and the applicable provisions of the laws of the State of New Jersey, (ii) Eos will issue the Merger Consideration, and (iii) Eos will own such number of shares of the capital stock of the Company (as defined in the Merger Agreement), which shall constitute all of the outstanding capital stock of the Company;

        WHEREAS, the Board of Directors of the Company has approved this Amendment and the transactions contemplated hereby;

        WHEREAS, prior to Closing, Newco and the Company are to obtain the approval of their respective stockholders for the transactions contemplated by this Agreement; and

        WHEREAS, unless otherwise stated, capitalized terms contained herein have the meanings set forth in the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Amendment, the Parties hereby agree as follows:

        SECTION   1. Conditions to Obligations of the Company to Effect the Merger. Section 6.1(l) of the Merger Agreement is hereby amended to read, in its entirety, as follows:

    (l)        On the Closing Date, Eos shall have unrestricted cash of no less than $2,300,000 after giving effect to payments owed by Eos to the Eos Bridge Lenders and before the costs of the transactions contemplated by this Agreement and restricted cash of no less than $1,200,000 for certain specified costs approved by management.

      SECTION 2.   Miscellaneous.

    (a)        Ratification; Interpretation. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect, and its terms and provisions are hereby ratified and affirmed in all respects. Without limiting the generality of the foregoing, the parties agree that in the event of a conflict between any provision of the Merger Agreement and this Amendment, the provisions of this Amendment shall control.

    (b)        Severability of Provisions. If any provision of this Amendment is held to be invalid for any reason whatsoever, then such provision will be deemed severable from the remaining provisions of this Amendment and will in no way affect the validity or enforceability of any other provision of this Amendment.

    (c)        Counterparts. The Parties may execute this Amendment in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

    (d)        Headings. The headings used in this Amendment are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Amendment.

        IN WITNESS WHEREOF, the Parties have executed this Amendment as of December 10, 2002.

I.F.S. OF NEW JERSEY, INC. By: —————————————— James M. Cascino President

EOS INTERNATIONAL, INC. By: —————————————— Peter A. Lund Chairman

EOS ACQUISITION CORP. By: —————————————— Peter A. Lund President

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